CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM


TO:    Applied DNA Sciences, Inc.



     As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated October 21, 2005, except for Note J, as to which the date is November 30, 2005, relating to the consolidated financial statements of Applied DNA Sciences, Inc. and to the reference to our



/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
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  Russell Bedford Stefanou Mirchandani LLP





Mclean, Virginia
April 14,2006